Exhibit 10.19

THIRD AMENDMENT TO LEASE

(Creekside)

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) is made and entered into as of the 30th day of July, 2004, by and between SORRENTO VALLEY ROAD, LLC, a Delaware limited liability company (“Landlord”) and WEBSENSE, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A.                  Legacy-RECP Sorrento OPCO, LLC, a Delaware limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of April 19, 2002  (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated as of October 1, 2002 by and between Original Landlord and Tenant (the “First Amendment”), and (ii) that certain Second Amendment to Lease dated as of April 30, 2003 by and between Tenant and Landlord (as successor- in- interest in the Lease to Original Landlord) (“Second Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in (i) that certain building located and addressed at 10240 Sorrento Valley Road, San Diego, California (the “Building”), and (ii) that certain building located and addressed at 10220 Sorrento Valley Road, San Diego, California  (the “10220 Building”).  The Original Lease, as amended by the First Amendment and the Second Amendment, may be referenced to herein as the “Lease.”

B.                   By this Third Amendment, Landlord and Tenant desire to expand the Existing Premises to include the Expansion Space (as such terms are defined below) and to otherwise modify the Lease as provided herein.

C.                   Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.                    The Existing Premises.  Landlord and Tenant hereby acknowledge that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord (A) all of the office space in the Building containing 64,117 rentable square feet consisting of (i) 51,032 rentable square feet located on the first (1st), second (2nd) and third (3rd) floors of the Building and known as Suites 125, 150, 200 and 300 (the “Initial Premises”), as outlined on Exhibit “A” to the Original Lease, and (ii) 13,085 rentable square feet located on the first (1st) floor of the Building and known as Suite 170 (the “Must Take Space”), as outlined on Exhibit “A-1” to the Original Lease; and (B) that certain space located on the first (1st) floor of the 10220 Building located in the Project known as Suite 175 and containing approximately 4,617 rentable square feet (the “Prior Expansion Space”), as outlined on Exhibit “A-2” to the Original Lease.  The Initial Premises, the Must Take Space and the Prior Expansion Space are collectively referred to herein as the “Existing Premises”, which Existing Premises contains a total of 68,734 rentable square feet.

2.                    Expansion of the Existing Premises.  All of the space located in the 10260 Building located in the Project, as outlined on the plan attached hereto as Exhibit “A” and made a part hereof, may be referred to herein as the “Expansion Space.”  The Expansion Space contains approximately 36,985 rentable square feet.  Subject to satisfaction of the Contingency described in Section 13 below, effective as of December 30, 2004 (“Expansion Space Commencement Date”), Tenant shall lease from Landlord and Land lord shall lease to Tenant the Expansion Space.  Accordingly, effective upon the Expansion Space Commencement Date, the Existing Premises shall be increased to include the Expansion Space.  Landlord and Tenant hereby agree that such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Space Commencement Date, increase the number of rentable square feet leased by Tenant in the Project to a total of 105,719 rentable square feet.  Effective as of the Expansion Space Commencement Date, except as otherwise described herein, all references to the “Premises” in this Third Amendment and in the Lease shall mean and refer to the Existing Premises as expanded by the Expansion Space.

3.                    New Term.  The Lease Expiration Date of December 31, 2007 shall be extended such that the Lease shall, unless sooner terminated pursuant to the Lease or as may be extended pursuant to the Extension Option Rider attached to the Lease, terminate on December 31, 2008 (“New Expiration Date”).  The Term for Tenant’s lease of the Expansion Space (“Expansion Space Term”) shall commence on the Expansion Space Commencement Date and shall expire co-terminously with all other space leased by Tenant in the Project on the New Expiration Date (unless sooner terminated pursuant to the Lease or as may be extended pursuant to the Extension Option Rider attached to the Lease).

4.                    Monthly Base Rent for the Existing Premises and the Expansion Space.

4.1.               Monthly Base Rent for Existing Premises.  During the period until December 31, 2007, Tenant shall continue to pay monthly Base Rent for the Existing Premises pursuant to the terms of the Lease.  Commencing as of January 1, 2008 and continuing until the New Expiration Date, Tenant shall pay, in accordance with the provisions of this Section 4.1, monthly Base Rent for the Existing Premises (in addition to the monthly Base Rent due and payable by Tenant for the Expansion Space (as provided in Section 4.2 below) and in addition to all other charges and Additional Rent payable by Tenant for the Existing Premises under the Lease including, but not limited to, Tenant’s Share of Direct Expenses) as follows:

Period	Monthly Base Rent	Monthly Base Rent per rentable square feet of Existing Premises

01/01/08 – 12/31/08	$115,473.12	$1.68

4.2.               Monthly Base Rent for the Expansion Space.  During the Expansion Space Term (i.e., the period commencing as of the Expansion Space Commencement Date and continuing until the New Expiration Date), Tenant shall, subject to Section 5 below, pay, in accordance with the provisions of this Section 4.2, monthly Base Rent for the Expansion Space (in addition to the monthly Base Rent due and payable by Tenant for the Existing Premises (as provided in Section 4.1 above) and in addition to all other charges and Additional Rent payable by Tenant for the Expansion Space under the Lease, including, but not limited to, Tenant’s Share of Direct Expenses) as follows:

Months of Expansion Space Term	Monthly Base Rent	Monthly Base Rent per rentable square feet of Expansion Space

1-12	$46,231.25	$1.25
13-24	$47,710.65	$1.29
25-36	$49,559.90	$1.34
37-New Expiration Date	$51,409.15	$1.39

5.                    Base Rent Abatement for Expansion Space.  Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of the Lease (as modified by this Third Amendment), Landlord hereby agrees to abate Tenant’s obligation to pay Tenant’s monthly Base Rent for the Expansion Space for the first (1st) and second (2nd) full months of the Expansion Space Term (for the Expansion Space only).  During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease (as modified by this Third Amendment).  In the event of a default by Tenant under the terms of the Lease (as modified by this Third Amendment) that results in early termination pursuant to the provisions of Article 19 of the Original Lease, then as a part of the recovery set forth in Article 19 of the Original Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the provisions of this Section 5.

6.                    Tenant’s Share of Direct Expenses.  Notwithstanding anything to the contrary in the Lease, during the Expansion Space Term, Tenant’s Share of Direct Expenses for the Expansion Space only (with respect to the Direct Expenses for the 10260 Building) shall be one hundred percent (100%).

7.                    Condition of Premises and Expansion Space; New Refurbishment Allowance.

7.1.               Condition of Premises and Expansion Space.  Subject to Sections 7.3 and 7.4 below, Tenant hereby agrees to accept the Expansion Space in its “as- is” condition and Tenant hereby acknowledges that Landlord shall not, except as otherwise provided below, be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space; provided, however, that Landlord agrees to deliver the Expansion Space to Tenant clean of debris and with any Hazardous Materials spills cleaned up and free and clear of all prior tenants and their personal property.  Except as otherwise provided herein, Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space.  Concurrent with the execution of this Third Amendment or promptly thereafter, Landlord shall, to the extent in Landlord’s possession as of the date hereof, provide Tenant with “as built” drawings for the Expansion Space, which may include dimensioned Blue Line Drawings and/or CAD (.dwg) files of the base building floor plan, including mechanical, electrical, plumbing and fire life safety systems.

7.2.               New Refurbishment Allowance.

7.2.1            Refurbishment of Premises.  Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to renovate the then-existing tenant improvements in the Premises (including the Existing Premises, the Expansion Space and any additional space subsequently leased by Tenant) and, subject to Landlord’s approval, the Common Areas, all in accordance with this Section 7.2 and otherwise in accordance with the terms and provisions of Article 8 of the Original Lease.  In connection therewith, Tenant shall, commencing as of the Expansion Space Commencement Date (and regardless of whether the costs were actually incurred prior to or after the Expansion Space Commencement Date), be entitled from time to time to a tenant refurbishment allowance (the “New Refurbishment Allowance”) in an amount up to, but not exceeding, Four Hundred Eighty Thousand Eight Hundred Five Dollars ($480,805.00) for the costs relating to the design and construction of certain renovations to the then-existing tenant improvements in the Premises that are (except as otherwise provided below) to be permanently affixed to the Premises, including, but not limited to, voice and data cabling and security system(s) (collectively, the “Refurbished Improvements”), except that up to One Hundred Eighty-Four Thousand Nine Hundred Twenty-Five Dollars ($184,925.00)) shall be made available to Tenant, at Tenant’s discretion, (A) to help Tenant pay for the actual and documented costs incurred by Tenant for (i) for the purchase and installation in the Premises of any furniture, fixtures and equipment, (ii) to help Tenant pay for the actual and documented costs for the fabrication and installation of Tenant’s Exterior Signage (described in Section 17 below), (iii) to help Tenant pay for the actual and documented costs incurred by Tenant for moving into the Expansion Space and (B) as a credit against the monthly Base Rent due and payable by Tenant under the Lease, as modified by this Third Amendment (collectively, the “Other Costs”).  After the Expansion Space Commencement Date, Landlord shall disburse from the New Refurbishment Allowance the available portion thereof to pay for the Other Costs actually incurred by Tenant, whether incurred prior to or after the Expansion Space Commencement Date (or in the case of Base Rent, to be incurred by Tenant) within thirty (30) days after Landlord has received Tenant’s written request for disbursement together with (with respect to furniture, fixtures and equipment, signage and relocation costs) copies of invoices from third parties evidencing the amount of such Other Costs to be paid by Landlord, but Landlord shall have no obligation to disburse any portion of the New Refurbishment Allowance to pay for the Other Costs until after (1) the Expansion Space Commencement Date has occurred, and (2) the Refurbished Improvements have been completed and the final costs thereof determined.  Notwithstanding anything in this Section 7 to the contrary, Landlord shall, subject to the procedures set forth in Section 7.2.1.2 below, make disbursements from the New Refurbishment Allowance pertaining to any New Refurbishment Allowance Items that are scheduled to take longer than sixty (60) days to complete, on a monthly progress payment basis as costs are incurred by Tenant for each such New Refurbishment Allowance Item.  In no event shall Landlord be obligated to make disbursements under this Section 7.2 in a total amount which exceeds the New Refurbishment Allowance nor prior to the Expansion Space Commencement Date.  Notwithstanding anything to the contrary contained in this Section 7, the parties hereto agree that Tenant may use all or any portion of the New Refurbishment Allowance on all or any portion of the Premises leased, or subsequently leased by Tenant, and shall not be limited to any particular portion of the Premises.

7.2.1.1        New Refurbishment Allowance Items.  The New Refurbishment Allowance shall be disbursed by Landlord following completion of the Refurbished Improvements (except as otherwise provided in Section 7.2.1 above) for the following items and costs only (collectively, the “New Refurbishment Allowance Items”):

(A)               Payment of the fees of the architect and engineer(s) retained by Tenant (if any) in connection with the review of the plans and specifications prepared for the Refurbished Improvements, including preliminary space plans, finish plans and specifications, and architectural and engineering plans and specifications (including “as-built” drawings) (collectively, the “Refurbishment Drawings”);

(B)                The payment of plan check, permit and license fees and other costs for governmental approval relating to construction of the Refurbished Improvements (including permits or fees required by the City of San Diego and other applicable jurisdictions);

(C)                The cost of construction of the Refurbished Improvements, including, without limitation, testing and inspection costs, trash removal costs, and contractors’ fees, labor fees and general conditions;

(D)                The cost of any changes in the base, shell and core of the Project when such changes are required by the Refurbishment Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

(E)                 The cost of any changes to the Refurbishment Drawings or Refurbished Improvements required by applicable laws and building codes;

(F)                 Sales and use taxes and Title 24 fees;

(G)                Landlord’s Supervision Fee (as defined below); and

(H)                Subject to the limitations set forth in Section 7.2.1 above, the Other Costs.

7.2.1.2        Disbursement of New Refurbishment Allowance.  Provided that Tenant is not in default on any of its monetary or material non-monetary obligations under the Lease (as modified by this Third Amendment) beyond the expiration of all applicable notice and cure periods, upon completion of each Refurbished Improvement (or when a progress payment is required pursuant to Section 7.2.1 above), Landlord shall make a disbursement of the New Refurbishment Allowance for New Refurbishment Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

(A)               Disbursement.  Tenant shall deliver to Landlord:  (i) if Tenant is utilizing a general contractor for the specific Refurbished Improvement, a request for payment of Tenant’s general contractor (“Contractor”), which Contractor shall be retained by Tenant and shall be subject to Landlord’s reasonable prior written approval, and which request shall be an Application for Payment (AIA Form G702); (ii) invoices from all subcontractors, laborers, materialmen and suppliers used by Tenant in connection with the Refurbished Improvements (such subcontractors, laborers, materialmen and suppliers, and the Contractor, if any, may be known collectively as “Tenant’s Agents”), for labor rendered and materials delivered to the Premises for the Refurbished Improvements; and (iii) executed unconditional mechanics’ lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d) and either Section 3262(d)(3) or Section 3262(d)(4).  Promptly thereafter, assuming Landlord receives all of the applicable information described in items (i) through (iii), above, Landlord shall, after the Expansion Space Commencement Date, and from time to time as each Refurbished Improvement is completed (or when a progress payment is required pursuant to Section 7.2.1 above) deliver a check made payable to Tenant in payment of the amounts so requested by Tenant (but in no event to exceed the amount of the New Refurbishment Allowance).  Unless otherwise indicated by Landlord in writing provided concurrently with or prior to Landlord’s payment (along with reasonable written detail describing such non-approval or non-acceptance), Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request; and

(B)                Other Terms.  Landlord shall only be obligated to make disbursements from the New Refurbishment Allowance to the extent costs are incurred by Tenant for New Refurbishment Allowance Items.  All New Refurbishment Allowance Items for which the New Refurbishment Allowance has been made available shall be deemed Landlord’s property (unless, as described below, Landlord elects to require Tenant to remove the same upon the expiration or sooner termination of the Lease (in which case Tenant shall, at Tenant’s sole cost and expense, remove the same and repair any damage to the Premises and/or the Project caused by such removal)).  Except as otherwise provided in this Section 7, in no event shall Tenant be entitled to any credit for any unused portion of the New Refurbishment Allowance.  All drafts of the Refurbishment Drawings shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.  When Refurbishment Drawings are approved by Landlord, Landlord must inform Tenant in writing if Landlord will require Tenant to remove all or any portion of the New Refurbishment Allowance Items depicted therein upon the expiration or earlier termination of the Lease.  Landlord acknowledges that Tenant intends to custom design its space and may use materials which are not Building standard; provided, however, that the use of any such non-Building standard materials shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.  In addition, all of Tenant’s Agents shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld).  At the conclusion of construction of the Refurbished Improvements, Tenant shall deliver to Landlord two (2) sets of sepias of as-built drawings for the Refurbished Improvements.

7.2.1.3        No Rent Abatement.  Tenant acknowledges that the work to be performed by Tenant pursuant to this Section 7.2 above shall be performed during the Expansion Space Term, that Tenant shall be entitled to (but shall not be obligated to) conduct business throughout the course of construction of such renovations and that Tenant shall not be entitled to any abatement of rent, nor shall Tenant be deemed to be constructively evicted from the Premises, as a result of the construction of such renovations.

7.2.1.4        Landlord Supervision Fee.  Tenant shall pay to Landlord a construction supervision and management fee (the “Landlord’s Supervision Fee”) in an amount equal to the product of (i) two percent (2%) and (ii) the costs incurred by Tenant to design and construct the Refurbished Improvements; provided, however, in no event shall Landlord’s Supervision Fee exceed Five Thousand Dollars ($5,000.00) in the aggregate for all Refurbished Improvements.

7.3.               Acceptance of Expansion Space.  In the event that as of the date of execution of this Third Amendment, (A) the Systems and Equipment of the Building located outside of the Expansion Space, or (B) the structural components of the Building and the common areas of the Building (including the lobby and restrooms on the ground floor of the Building) or Real Property located outside of the Expansion Space, each in their condition existing as of such applicable date, do not comply with applicable Laws (including Environmental Laws, as defined in Section 5.2 of the Lease) in effect as of such date, as such noncompliance shall be determined on an unoccupied basis without regard to any improvements to be constructed in the Expansion Space or the Real Property or previously constructed by Tenant in the Real Property, or to Tenant’s use of the Expansion Space and/or the other portions of the Premises, then Landlord shall be responsible, at its sole cost, which cost shall not be included in Direct Expenses, for correcting any such noncompliance.

7.4.               Landlord’s Representation Regarding Hazardous Materials.  Tenant acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space, except as specifically set forth herein.  Notwithstanding the foregoing, Landlord hereby represents and warrants to Tenant that to Landlord’s “actual knowledge” (as such term is defined below in this Section 7.4), as of the date of execution of this Third Amendment, and based upon the information contained in the Environmental Report (as such term is defined below in this Section 7.4), copies of which have been delivered by Landlord to

Tenant, the Real Property does not contain any Hazardous Materials in violation of applicable Environmental Laws in existence as of the date of execution of this Third Amendment, except as described in the Environmental Report.  Landlord shall, at its expense (which may be included in Operating Expenses to the extent permitted in Article 4 of the Original Lease), observe and comply with all applicable Environmental Laws in connection with Landlord’s activities in or on the Real Property, and in connection therewith, Landlord, shall not cause any Hazardous Materials to be brought upon, kept or used in connection with the Real Property by Landlord, its agents, employees or contractors in a manner or for a purpose prohibited by any Environmental Laws in existence as of the date such Hazardous Material is brought upon, kept or used.  As used in this Section 7.4, the term “Environmental Report” refers to the following report: Phase I Environmental Assessment prepared by SCS Engineers, dated October 2002 and known as File No. 01202147.  As used herein, the phrase “actual knowledge” shall mean the actual knowledge of Mike Nelson (“Landlord’s Representative”), without investigation or inquiry or duty of investigation or inquiry.  Landlord’s Representative is making such representation and warranty on behalf of Landlord and not in such person’s individual capacity and, as a result, Landlord (and not such individual) shall be liable in the event of a breach of this representation.  Notwithstanding anything to the contrary contained in this Section 7.4, Landlord, at Landlord’s sole cost, shall, prior to the Expansion Space Commencement Date, be responsible for the removal of Hazardous Materials in the Expansion Space that are in violation of applicable Environmental Laws.

8.                    Parking.  Effective as of the Expansion Space Commencement Date and continuing throughout the Expansion Space Term, Tenant shall have the right to use an additional one hundred seven (107) unreserved parking spaces for use in the Parking Facilities serving the 10260 Building (the “Additional Parking Spaces”).  Tenant’s use of such additional parking spaces shall be in accordance with, and subject to, all of the provisions of Article 23 of the Original Lease.  Notwithstanding anything to the contrary in the Lease, Landlord acknowledges and agrees that all of Tenant’s parking rights under the Lease may be utilized by any Transferee (as defined in Article 14 of the Original Lease) approved by Landlord pursuant to the terms and provisions of Article 14 of the Original Lease; provided, however, that Tenant shall pay to Landlord fifty percent (50%) of any parking rent (if any) received by Tenant from any such Transferee.  For purposes hereof, parking rent shall also be deemed to include any component of the rent payable by any such Transferee on account of such Transfer that is in lieu of parking rent that would otherwise be payable by such Transferee to Tenant on account of such Transferee’s utilization of Tenant’s parking rights under the Lease.  Landlord acknowledges and agrees that visitor and guest parking spaces shall be within designated short-term visitor parking areas adjacent to the 10260 Building; provided, however, that the cost to designate any spaces as visitor parking shall be at Tenant’s sole cost and expense (and which cost may be deducted from the New Refurbishment Allowance provided to Tenant pursuant to Section 7.2 above).  Landlord further acknowledges and agrees that there shall be no parking stalls in front of the main entrance to the 10260 Building designated for any tenant other than Tenant or as a visitor parking space.  All of Tenant’s parking rights under the Lease (as modified by this Third Amendment) shall be at no additional cost to Tenant.  Landlord acknowledges and agrees that in the event that Tenant reasonably requires additional parking spaces for its employees and/or visitors that Tenant shall have the right, at Tenant’s sole cost and expense, to institute a parking service and/or operations pertaining to Tenant’s allotment of parking spaces under the Lease (such as tandem or valet service) reasonably approved by Landlord; provided, however, that in no event shall any such parking service unreasonably interfere in any way whatsoever with the parking rights of any other tenant of the Project or cause Landlord to be in default under any lease of space in the Project.

9.                    Security Deposit.  Tenant has previously deposited with Landlord One Hundred Four Thousand Three Hundred Eighty-Two and 48/100 Dollars ($104,382.48) as a Security Deposit under the Lease.  Landlord shall continue to hold the Security Deposit in accordance with the terms and conditions of Article 20 of the Original Lease.

10.                 Brokers.  Each party represents and warrants to the other that, except for Legacy Partners Commercial, Inc. (“Landlord’s Broker”) and Orion Property Partners, Inc. (“Tenant’s Broker”), no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Third Amendment.  Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity (other than Landlord’s Broker and Tenant’s Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Third Amendment.

11.                 Intentionally Omitted.

12.                 Signing Authority.  Each individual executing this Third Amendment on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of California and that Tenant has full right and authority to execute and deliver this Third Amendment and that each person signing on behalf of Tenant is authorized to do so.

13.                 Contingency.  Notwithstanding anything herein to the contrary, Landlord and Tenant acknowledge and agree that the rights and obligations of Landlord and Tenant under this Third Amendment are expressly conditioned upon the vacation, surrender and delivery of the Expansion Space leased by KLA-Tencor Corporation, a Delaware corporation (“KLA-Tencor”) (the existing tenant of the 10260 Building) when and as required under the existing lease for the space leased by KLA-Tencor, which existing lease is scheduled to expire on December 29, 2004 (collectively, the “Contingency”); provided, however, that (i) Landlord will use commercially reasonable efforts to enforce and exercise its rights under the existing lease with KLA-Tencor such that the existing lease terminates as of December 29, 2004, (ii) the Expansion Space Commencement Date shall be delayed by one (1) day for every day of delay in satisfaction of the Contingency beyond December 29, 2004, and (iii) in the event that the Contingency is not satisfied by February 15, 2005, Tenant may terminate this Third Amendment (but not the Lease) by giving written notice to Landlord.  Upon such termination, this Third Amendment shall be null and void and of no further force or effect.

14.                 Tenant’s Early Cancellation Right.  Tenant shall have a one (1) time right to terminate and cancel the Lease as it pertains to the entire Premises effective as of the December 31, 2007 (“Termination Date”), which right is contingent upon Tenant paying to Landlord the Termination Consideration (as defined below) in a timely manner in accordance with the following provisions of this Section 14.  To exercise such termination right, Tenant must deliver to Landlord, on or before December 31, 2006, written notice of Tenant’s exercise of such termination right (the “Termination Notice”).  As used herein, the “Termination Consideration” shall mean an amount equal to Three Hundred Twenty-Five Thousand Dollars ($325,000.00), less any unused portion of the New Refurbishment Allowance that has not been disbursed by Landlord to Tenant.  The Termination Consideration shall be payable by Tenant on or before that date which is thirty (30) days after the date Tenant delivers the Termination Notice to Landlord.  If Tenant timely and properly exercises its termination option in this Section 14, the Lease shall expire at midnight on the Termination Date (except for those terms and provisions of the Lease that, by their terms, expressly survive the expiration or sooner termination of the Lease), and Tenant shall be required to surrender the Premises to Landlord on or before the Termination Date in accordance with the applicable provisions of the Lease.  The termination right set forth in this Section 14 is personal to the original Tenant executing this Third Amendment (“Original Tenant”) (and to any Affiliate to which Original Tenant’s entire interest in the Lease has been assigned pursuant to Section 14.7 of the Original Lease) and may only be exercised by the Original Tenant if the Original Tenant is not in monetary default in the payment of Base Rent or material non-monetary default under the Lease (as modified by this Third Amendment) beyond the expiration of all applicable notice and cure periods as of the date Tenant delivers the Termination Notice or as of the Termination Date.

15.                 Amendment to Lease.  Landlord may deliver to Tenant an amendment confirming the Expansion Space Commencement Date in a form substantially similar to that attached hereto as Exhibit “B” and made a part hereof at any time after the Expansion Space Commencement Date.  Tenant agrees to execute and return to Landlord said amendment within ten (10) business days after Tenant’s receipt thereof.

16.                 Common Ownership.  Landlord and Tenant acknowledge that it is Landlord’s current intention to cause the ownership of the Building (located at 10240 Sorrento Valley Road), the 10220 Building (located at 10220 Sorrento Valley Road) and the 10260 Building (located at 10260 Sorrento Valley Road) to be held by the same entity.  If, however, at any time during the Lease Term (including the Option Term (if applicable)), Landlord determines to separate ownership of the three (3) buildings or to separately finance the three (3) buildings (where the lender requires separate documentation), Tenant agrees, at Landlord’s sole cost and expense, to promptly after request from Landlord, negotiate in good faith and thereafter execute commercially reasonable documents in order to separate Tenant’s lease of the Premises located at such buildings.  Any such documentation shall be on the exact same terms as specified in the Lease (as modified by this Third Amendment) but as applicable to the relevant portion of the Premises.

17.                                 Exterior Signage.

17.1.            Tenant’s Exterior Signage.  Subject to Tenant obtaining the approval of all applicable governmental entities and Tenant’s compliance with all applicable Laws and the terms of this Section 17, Tenant shall have the right, at Tenant’s option, to install, at Tenant’s sole cost and expense, (i) one (1) sign displaying Tenant’s logo and Tenant’s name, “Websense, Inc.,” either in the location of the existing sign for KLA-Tencor or above the main entrance of the 10260 Building in the exact location as shall be mutually agreed upon by Landlord and Tenant (the “Tenant’s New Building Sign”), and (ii) monument and directional signs in the general locations of the existing monument/directional signs for KLA-Tencor and in the exact locations as shall be mutually agreed upon by Landlord and Tenant (“Tenant’s Monument Sign”).  Tenant’s New Building Sign and Tenant’s Monument Sign are collectively referred to herein as “Tenant’s Exterior Signage.”  The graphics, materials, color, design, lettering, lighting, size, specifications, manner of affixing and exact location of the Tenant’s Exterior Signage shall be subject to Landlord’s reasonable approval.  Subject to the terms and conditions of this Section 17, Tenant’s New Building Sign will be the only identification sign on the exterior of the 10260 Building.

17.2.            Costs and Expenses.  Tenant shall pay for all costs and expenses related to the Tenant’s Exterior Signage, including, without limitation, costs of the design, construction, installation, maintenance, insurance, utilities, repair and replacement thereof.  Tenant shall install and maintain Tenant’s Exterior Signage in compliance with all Laws and subject to the applicable provisions of Articles 8 and 9 of the Original Lease.

17.3.            Transferability.  The rights to Tenant’s Exterior Signage are personal to the Original Tenant and any Affiliate to which Original Tenant’s entire interest in the Lease has been assigned pursuant to Section 14.7 of the Lease (but any name change on Tenant’s Exterior Signage to reflect the identity of any such Affiliate assignee shall be subject to Landlord’s prior reasonable approval), and may not be used by or assigned to anyone else, and shall only be available to Tenant when the Original Tenant or such Affiliate assignee, as the case may be, is in physical occupancy and possession of not less than sixty percent (60%) of the total rentable square feet of the 10260 Building.  During the period of time that all of Tenant’s Exterior Signage is available to Tenant as provided hereinabove, Landlord shall not place any other tenant identity sign on the exterior of the 10260 Building.

17.4.            Maintenance/Removal.  Tenant shall, at Tenant’s sole cost and expense, keep, maintain and repair Tenant’s Exterior Signage, including the portion of the 10260 Building and/or the Project where Tenant’s Exterior Signage is located, in good order, repair and first-class condition during the Lease Term.  Should Tenant default (pursuant to Section 19.1.2 of the Original Lease) in the performance of such maintenance, repairs or replacement, Landlord shall have the right to cause such work to be performed and to charge Tenant as Additional Rent for the costs of such work.  Upon the expiration or earlier termination of the Lease, or upon any earlier loss of Tenant’s rights to Tenant’s Exterior Signage pursuant to this Section 17, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Exterior Signage to be removed, and Tenant shall repair all damage occasioned thereby and restore the affected areas to their original condition prior to the installation of Tenant’s Exterior Signage, normal wear and tear excepted.  If Tenant fails to timely remove Tenant’s Exterior Signage and repair and restore the affected areas as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within twenty (20) days after Tenant’s receipt of invoice therefor.  The immediately preceding sentence shall survive the expiration or earlier termination of the Lease.  Tenant shall be responsible for maintaining insurance on the Tenant’s Exterior Signage as part of the insurance required to be carried by Tenant pursuant to Section 10.3 of the Original Lease.

18.                 Right of First Offer to Purchase.  Landlord hereby grants to the Original Tenant, throughout the Lease Term (including the Option Term), a one-time right (subject to the terms hereof) of first offer to purchase the buildings in the Project in the event Landlord desires to sell less than all of the buildings in the Project, together with land area surrounding such buildings that are being sold, as determined by Landlord in Landlord’s sole and absolute discretion (collectively, the “Offer Property”), which right of first offer shall be on the terms and conditions set forth in this Section 18.  In no event shall Tenant’s right of first offer to purchase apply in the event Landlord intends to sell its entire interest in the Project.

18.1.            Procedure.  Landlord shall notify Tenant in writing (the “First Offer Notice”) when Landlord desires to sell all or any portion of the Offer Property; provided, however, that Tenant shall not have a right of first offer to the extent Landlord desires to sell any portion of the Offer Property as part of the sale of any other properties owned by Landlord.  The First Offer Notice shall describe the Offer Property (or portion thereof) that Landlord intends to sell, together with Landlord’s proposed economic terms and conditions applicable to Tenant’s purchase of the Offer Property (collectively, the “Purchase Economic Terms”).  Except as otherwise provided in the First Offer Notice, the purchase of the Offer Property shall be (i) on an “as- is” basis, with absolutely no representations or warranties, express or implied, regarding the condition or nature of the Offer Property and any improvements thereon, (ii) consummated using Landlord’s form of purchase and sale agreement (subject, however, to commercially reasonable changes required by Tenant’s counsel), and (iii) subject to any and all matters of record and conditions affecting title caused by Tenant.  Notwithstanding the foregoing, Tenant’s right of first offer shall not apply in the event Landlord desires to sell the Offer Property to any existing or future affiliate of Landlord (which shall mean any entity which controls, is controlled by, or is under common control with Landlord or any entity resulting from a reorganization of or a merger or consolidation with Landlord or any entity which acquires, or will acquire (prior to the closing date of the sale of the Offer Property) all or substantially all of the assets of Landlord’s business).

18.2.            Procedure for Acceptance.  If Tenant wishes to purchase the Offer Property pursuant to the Purchase Economic Terms described in the First Offer Notice, then within fifteen (15) days after delivery of the First Offer Notice to Tenant (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall elect either to (i) purchase the Offer Property pursuant to the Purchase Economic Terms set forth in the First Offer Notice; (ii) refuse to purchase the Offer Property, in which event Tenant’s right of first offer set forth herein shall thereupon terminate and be of no further force or effect and Landlord may sell the Offer Property (or any portion thereof) to any entity on any terms Landlord desires; provided, however, that if Landlord intends to enter into a purchase and sale agreement upon Purchase Economic Terms which are, in the aggregate, materially more favorable to a third (3rd) party buyer than those Purchase Economic Terms proposed by Landlord in the First Offer Notice to Tenant, then Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to purchase the Offer Property on such more favorable Purchase Economic Terms.  For purposes hereof, Purchase Economic Terms shall be materially more favorable to a third party if such Purchase Economic Terms reflect a purchase price less than ninety- five percent (95%) of the purchase price for such Offer Property as proposed by Landlord in the First Offer Notice to Tenant.  Tenant’s failure to elect to purchase the Offer Property upon such more favorable Purchase Economic Terms by written notice to Landlord within seven (7) business days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to purchase such Offer Property upon such more favorable Purchase Economic Terms, in which case for a period of twelve (12) months after the date Landlord delivered such Second Chance Notice to Tenant, Landlord shall be entitled to sell such Offer Property to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice.  If Landlord does not enter into a purchase and sale agreement and sell the Offer Property within twelve (12) months after that date Landlord delivers such Second Chance Notice to Tenant, then Landlord shall, subject to the limitations set forth above, submit to Tenant a new First Offer Notice with respect to any such unsold Offer Property prior to selling such property, in which event the foregoing procedures shall again apply following Tenant’s receipt of such new First Offer Notice.  If Tenant does not so respond in writing to Landlord’s First Offer Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above.  Notwithstanding anything above to the contrary contained herein, Tenant must elect to exercise its right of first offer herein within said fifteen (15) day period with respect to the entire Offer Property identified in the First Offer Notice and may not elect to purchase only a portion thereof.

18.3.            Conditions Precedent to Effectiveness of Right of First Offer.  Notwithstanding anything to the contrary contained in this Section 18, Tenant’s exercise of Tenant’s right of first offer (and Tenant’s right to thereafter purchase the Offer Property) shall be effective only if all of the conditions precedent set forth hereinbelow are true and correct during the period commencing upon the date Tenant delivers Tenant’s Election Notice to Landlord and continuing until the closing date of such sale of the Offer Property to Tenant, unless Landlord, in Landlord’s sole discretion, elects to waive any such condition precedent in writing:

18.3.1  The Lease is in full force and effect and Tenant shall not then be in monetary or material non- monetary default under the Lease (as modified by this Third Amendment) after the expiration of any applicable notice and cure period; and

18.3.2  Tenant shall not have assigned its interest in the Lease or in the right of first offer (except to any Affiliate to which Original Tenant’s entire interest in the Lease has been assigned pursuant to Section 14.7 of the Original Lease), it being acknowledged and agreed that the right of first offer is personal to the Original Tenant and may not be voluntarily or involuntarily assigned to, or exercised by, any other person or entity other than Original Tenant (or any Affiliate to which Original Tenant’s entire interest in the Lease has been assigned pursuant to Section 14.7 of the Original Lease) and only so long as the Original Tenant (or such Affiliate assignee, as the case may be) is in physical possession and occupancy of no less than eighty- five percent (85%) of the Premises.

19.                 Non-Disturbance.  Within sixty (60) days of the full execution and delivery of this Third Amendment by Landlord and Tenant, Landlord shall use good faith efforts to provide Tenant with a commercially reasonable Subordination, Non-Disturbance and Attornment Agreement from any ground lessors, mortgage holders or lien holders relating to the Expansion Space on the standard forms utilized by any such ground lessor, mortgage holder or lien holder.

20.                 No Further Modification.  Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

“Landlord”:

SORRENTO VALLEY ROAD, LLC., a Delaware limited liability company

By:	Principal Life Insurance Company, an Iowa Corporation, its sole member

	By:	Principal Real Estate Investors, LLC, a Delaware limited liability company, its authorized signatory

		By:	/s/ Troy A. Koerselman

		Title:	Investment Director

		By:	/s/ Douglas A. Kintzle

		Title:	Director-Asset Management

“Tenant”:

WEBSENSE, INC., a Delaware corporation

By:	/s/ Douglas C. Wride
	Name:	Douglas C. Wride
	Its:	CFO

By:	/s/ John B. Carrington
	Name:	John B. Carrington
	Its:	Chairman and CEO

EXHIBIT “A”

OUTLINE OF EXPANSION SPACE

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EXHIBIT B

FOURTH AMENDMENT TO LEASE

This FOURTH AMENDMENT TO LEASE (“Fourth Amendment”) is made and entered into effective as of                                   , 20    , by and between SORRENTO VALLEY ROAD, LLC, a Delaware limited liability company (“Landlord”), and WEBSENSE, INC., a Delaware corporation  (“Tenant”)

R E C I T A L S :

A.                  Legacy-RECP Sorrento OPCO, LLC, a Delaware limited liability company (“Original Landlord”) and Tenant entered into that certain Office Lease dated as of April 19, 2002  (the “Original Lease”), as amended by (i) that certain First Amendment to Lease dated as of October 1, 2002, by and between Original Landlord and Tenant (the “First Amendment”), and (ii) that certain Second Amendment to Lease dated as of April 30, 2003, by and between Landlord and Tenant (the “Second Amendment”), and (iii) that certain Third Amendment to Lease dated as of July     , 2004 by and between Landlord and Tenant (the “Third Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in those certain buildings located and addressed at 10220, 10240 and 10260 Sorrento Valley Road, San Diego, California (collectively, the “Buildings”).  The Original Lease, as amended by the First Amendment, the Second Amendment, and the Third Amendment, may be referenced to herein as the “Lease”.  Landlord is the successor-in- interest in the Lease to Original Landlord.

B.                   Except as otherwise set forth herein, all capitalized terms used in this Fourth Amendment shall have the same meaning as such terms have in the Lease.

C.                   Landlord and Tenant desire to amend the Lease to confirm the Expansion Space Commencement Date, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                    Confirmation of Expansion Space Commencement Date.  The parties hereby confirm that the commencement date for the Expansion Space occurred on                             (the “Expansion Space Commencement Date”).

2.                    No Further Modification.  Except as set forth in this Fourth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this Fourth Amendment to Lease has been executed as of the day and year first above written.

“Landlord”:

SORRENTO VALLEY ROAD, LLC., a Delaware limited liability company

By:	Principal Life Insurance Company, an Iowa Corporation, its sole member

By:	Principal Real Estate Investors, LLC, a Delaware limited liability company, its authorized signatory

By:

Title:

“Tenant”:

WEBSENSE, INC., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

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